Exhibit 99.2

Contact:  Mark A. Steinkrauss, Vice President, Corporate Relations

(312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE:  IMMEDIATE

TDS AND U.S. CELLULAR RECEIVE NOTIFICATION FROM SEC STAFF

CHICAGO – Nov. 11, 2005 – Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX: USM] today announced that the staff of the Midwest Regional Office of the Securities and Exchange Commission (SEC) has advised both companies that it is conducting an investigation in response to the restatement of financial statements that was announced by TDS and U.S. Cellular on Nov. 10, 2005. The companies intend to cooperate fully with the SEC staff in this investigation.  The letters from the SEC staff stated that the investigation should not be construed as an indication by the SEC or its staff that any violations of law have occurred, nor should it be considered a reflection upon any person, entity or security.

TDS, a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969.  Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services.  TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry.  As of Sept. 30, 2005, the company employed 11,700 people and served 6.5 million customers/units in 36 states.

As of Sept. 30, U.S. Cellular Corporation, the nation’s sixth largest wireless service carrier, provided wireless service to 5.3 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom: www.tdsmetro.com

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